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                                                                       EXHIBIT 5



                                November 20, 2001


Petroleum Helicopters, Inc.
2001 S.E. Evangeline Thruway
P.O. Box 90808
Lafayette, LA  70509

Gentlemen:

         We have acted as counsel for Petroleum Helicopters, Inc., a Louisiana corporation (the "Company"), in connection with the Company's registration statement on form S-8 (the "Registration Statement") with respect to the offering by the Company of up to 20,165 shares of the Non-Voting Common Stock of the Company, $.10 par value per share (the "Non-Voting Common Stock"), to certain of its directors pursuant to the terms of the Petroleum Helicopters, Inc. Directors Stock and Deferred Compensation Plan (the "Plan").

         Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the shares of Non-Voting Common Stock registered pursuant to the Registration Statement, when issued according to the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Yours very truly,


                                         /s/ Anthony J. Correro, III

                                         For the Firm